Exhibit 10.12

March 2, 2006

Mr. Kenneth S. Goldman

Re:	Salary.com Employment Offer Letter

Dear Kenneth:

I am pleased to offer you the position of Senior Vice President and Chief Financial Officer for Salary.com, Inc. (“Salary.com” or the “Company”); contingent upon professional reference checks. You will report directly to Salary.com’s Chief Executive Officer, G. Kent Plunkett.

1.	We request that you start your employment with the company ASAP, but not later than Monday, April 3, 2006.

2.	Your overall annual total cash compensation package for expected performance should total $259,000.00 per year. This will consist of a base salary of $185,000.00 and an annual variable incentive component targeted of forty percent (40%), as part of the senior management bonus pool; based on your individual and team performance, as well as the company’s satisfactory performance against goals and objectives.

3.	Your job responsibilities, performance requirements, base and incentive compensation, and bonus eligibility are subject to change from time to time at the discretion of Salary.com’s management. Your responsibilities as CFO will initially include taking a seat on the Salary.com board of Directors, which seat you will continue to hold at the discretion of the CEO, and where appropriate, the discretion of the shareholders.

4.	You will be granted options to purchase 1,000,000 shares of Salary.com common stock at the exercise price set by the Company’s Board of Directors in effect on your starting date. These shares will vest pro rata monthly over sixty (60) months, beginning with the first complete month of employment, at a rate of 16,666.66 shares per month. You will also be eligible for consideration for future option grants. In addition the company will offer you the ability to purchase stock options in advance of vesting, converting your options to restricted stock. The specific terms of such a transaction will be on terms similar to those made available to other members of senior management.

5.	You will also be granted a “retention grant” to purchase 250,000 shares of Salary.com common stock at the exercise price set by the Company’s Board of Director. These options will begin vesting June 30, 2007 and will vest in equal parts monthly over 10 years. You will also be eligible for consideration for future option grants.

6.	Salary.com’s Stock Option Plan includes a provision triggering accelerated vesting all of your employee stock option grants in the event of a transaction involving a sale of control of the Company or all or substantially all of its assets. Your stock option grants will carry this protection.

7.	In the event of an acquisition of Salary.com you will be eligible for a severance package equal to your annual base pay plus your annual target bonus. This severance package may require you to remain the CFO of Salary.com for a reasonable (3-6 month) transition period following the closing of any transaction.

15 Crawford Street	Needham, MA 02494	Tel: 781-726-7600	Fax: 781-726-7880	www.salary.com

Mr. Kenneth S. Goldman

March 2, 2006

8.	You will receive benefits afforded to all full-time Salary.com employees, at rates comparable to those offered other employees. In the case of insurance programs, your participation is subject to your insurability.

9.	Salary.com agrees to provide you with twenty (20) paid vacation days and two (2) paid personal days each year.

10.	Simultaneous with your acceptance of this employment offer, you acknowledge your acceptance and agreement to be bound by the Company’s Employee Non-Competition, Nondisclosure & Development Agreement (in the form enclosed herewith as Attachment A) and the Salary.com Non-Disclosure Agreement (in the form enclosed herewith as Attachment B).

11.	Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations, which may have been made to you, are superseded by this offer. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

12.	By affixing your signature below and accepting employment with Salary.com, you affirm that you are not now a party to any agreement (including, without limitation, any non-competition, confidentiality, or nondisclosure agreement) with any third party that is inconsistent with your employment at Salary.com and/or the duties and responsibilities described herein. By accepting employment with the Company, you agree not to share with the Company or any of its employees, officers, directors, agents and/or advisors any confidential or proprietary information received by you from any third party.

It is sincerely a pleasure to welcome you to the Salary.com team. We are confident that you will make a valuable contribution to the growth of our company. Please do not hesitate to contact me if I can be of any assistance to you. We look forward to working with you.

Sincerely,

G. Kent Plunkett

Chief Executive Officer

Accepted: Kenneth Goldman

Date: 3/2/06